Exhibit 10.15

SKYPE GLOBAL S.À R.L.

EQUITY INCENTIVE PLAN

Adopted December 17, 2009 (the “Effective Date”)

1.	Purpose of the Plan

The purpose of the Skype Global S.à r.l. (formerly known as Springboard Group S.à r.l.) (the “Company”) Equity Incentive Plan (the “Plan”) is to promote the interests of the Company and its shareholders by providing the employees and, in certain circumstances, the directors, service providers and consultants, of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or its Affiliate and to improve the growth and profitability of the Company.

2.	Definitions

As used in the Plan, the following capitalized terms shall have the following meanings:

(a) “Affiliate” shall mean any of the Company’s direct or indirect subsidiaries.

(b) “Board” shall mean the Board of Directors of the Company or any committee appointed by the Board to administer the Plan pursuant to Section 3.

(c) “Cause” shall mean, when used in connection with the termination of a Participant’s Employment, (i) if the Participant has an effective employment agreement with the Company or any Affiliate at the time of grant, the definition of “cause” (or any derivative of such term), if any, used in such employment agreement at the time of grant, or (ii) if the Participant does not have an effective employment agreement at the time of grant or if the agreement does not include a definition of “cause” (or any derivative of such term), unless otherwise provided in the Participant’s Stock Option Grant Agreement, the termination of the Participant’s Employment with the Company and all Affiliates on account of: (A) a failure of the Participant to substantially perform his or her duties (other than as a result of physical or mental illness or injury); (B) the Participant’s willful misconduct or gross negligence which is injurious to the Company or any of its Affiliates (whether financially, reputationally or otherwise); (C) a material breach by a Participant of the Participant’s fiduciary duty or duty of loyalty to the Company or its Affiliates; (D) the Participant’s unauthorized removal from the premises of the Company or an Affiliate of any document (in any medium or form) relating to the Company or an Affiliate or the business partners, vendors or clients of the Company or an Affiliate other than in the good faith performance of the Participant’s duties; or (E) the indictment or a plea of nolo contendere by the Participant of any felony or other serious crime involving moral turpitude. Any rights the Company or an Affiliate may have hereunder in respect of the events giving rise to Cause shall be in addition to the rights the Company or Affiliate may have under any other agreement with the Employee or at law or in equity. If, subsequent to the termination of Employment of a Participant without an effective employment agreement at the time of grant or if such agreement does not include a definition of “cause” (or any derivative of such term), it is discovered that such Participant’s Employment could have been terminated for Cause, as such term is defined above (unless otherwise defined in a Stock Option Grant Agreement), the Participant’s Employment shall, at the election of the Board, in its sole discretion, be deemed to have been terminated for Cause retroactively to the date the events giving rise to Cause occurred.

(d) “Change of Control” shall have the meaning set forth in the Shareholders Agreement.

(e) “Code” shall mean the U.S. Internal Revenue Code of 1986, as amended from time to time.

(f) “Company” shall mean Skype Global S.à r.l. (formerly known as Springboard Group S.à r.l.), Societee à reponsibilite limitee incorporated under the Laws of Luxembourg (together with its successors and permitted assigns).

(g) “Completion Date” shall mean November 19, 2009.

(h) “Disability” shall mean with respect to any Participant who: (i) is party to an effective employment agreement with the Company or any Affiliate at the time of grant, and such agreement contains or operates under a different definition of “disability” (or any derivative of such term), the definition used in such employment agreement at the time of grant; or (ii) if the Participant is not party to an effective employment agreement at the time of grant or if the agreement does not include a definition of “disability”, a permanent disability as defined in the Company’s or an Affiliate’s disability plans, or as defined from time to time by the Company, in its sole discretion, or as specified in the Participant’s Stock Option Grant Agreement.

(i) “Eligible Employee” shall mean (i) any Employee who is an executive of the Company or an Affiliate, or (ii) certain other Employees, directors, service providers or consultants who, in the judgment of the Board, after consultation with the Chief Executive Officer of the Company, should be eligible to participate in the Plan due to the services they perform on behalf of the Company or an Affiliate.

(j) “Employment” shall mean employment with the Company or any Affiliate and shall include the provision of services as a director, service provider or consultant for the Company or any Affiliate. “Employee” and “Employed” shall have correlative meanings.

(k) “Exercise Date” shall have the meaning set forth in Section 4.10 hereof.

(l) “Exercise Notice” shall have the meaning set forth in Section 4.10 hereof.

(m) “Exercise Price” shall mean the price that the Participant must pay under the Option for each Ordinary Share as determined by the Board for each Grant and initially specified in the Stock Option Grant Agreement, subject to any increase or other adjustment that may be made following the Grant Date in accordance with the Plan.

(n) “Fair Market Value” shall mean, as of any date (i) prior to an Initial Public Offering, (x) for purposes of the Plan, the value per Ordinary Share as determined by the Board in good faith taking into account the most recent valuation report prepared by an independent third-party appraiser selected by the Company (such report to be prepared taking into account the fair market value of the entire equity of the Company and any relevant factors determinative of value, without, however, giving effect to any discount attributable to the size of any Person’s holdings of Ordinary Shares, any minority interest, any lack of marketability, any control or any voting rights or lack thereof (and without any control premium or change in control premium)) (the “Valuation Report”) and (y) for purposes Articles VIII and X of the Management Partnership agreement and any loans pursuant to the Management Co-Invest Program (as defined in the Management Partnership agreement), the value per Ordinary Share as set forth in the most recent Valuation Report; or (ii) on or after an Initial Public Offering or, prior to an Initial Public Offering, following the consummation of a merger or other corporate transaction which results in Ordinary Shares being converted into common stock of the surviving entity which is listed or quoted on a national or regional securities exchange or quotation system (a “Merger”) (A) closing price on such day of an Ordinary Share (or common stock of the surviving entity) as reported on the principal securities exchange on which Ordinary Shares (or common stock of the surviving entity) are then listed or admitted to trading or (B) if not so reported, the average of the closing bid and ask prices on such day as reported on the National Association of Securities Dealers Automated Quotation System or (C) if not so reported, as furnished by any member of the National Association of Securities Dealers, Inc. (“NASD”) selected by the Board. The Fair Market Value of an Ordinary Share (or common stock of the surviving entity) as of any such date on which the applicable exchange or inter-dealer quotation system through which trading in the Ordinary Shares (or common stock of the surviving entity) regularly occurs is closed shall be the Fair Market Value determined pursuant to the preceding sentence as of the immediately preceding date on which the Ordinary Shares (or common stock of the surviving entity) are traded, a bid and ask price is reported or a trading price is reported by any member of NASD selected by the Board. In the event that the price of an Ordinary Share (or common stock of the surviving entity) shall not be so reported or furnished, the Fair Market Value shall be determined by the Board in good faith. In any case, the Fair Market Value shall be determined in accordance with the requirements of Section 409A of the Code, to the extent applicable.

(o) “Governmental Authority” shall mean any federal, state or local court, administrative body or other governmental or quasi-governmental entity with competent jurisdiction.

(p) “Grant” shall mean a grant of an Option under the Plan evidenced by a Stock Option Grant Agreement.

(q) “Grant Date” shall mean the Grant Date as defined in Section 4.3 herein.

(r) “Initial Equity Investors” shall mean Andreessen Horowitz Fund I, L.P., CPP Investment Board Private Holdings Inc., Silver Lake Partners III Cayman (AIV III), L.P. (“Silver Lake AIV III”), Silver Lake Technology Investors III Cayman, L.P. (“Silver Lake Technology”), SLP Springboard Co-Invest, L.P. (together with Silver Lake AIV III and Silver Lake Technology, “Silver Lake”), Charleston Investment Holdings Limited and Joltid Limited

(including certain affiliates and non-affiliates receiving shares in the Company) (“Joltid”) (or any Permitted Affiliated Transferee (as defined in the Shareholders Agreement) of any of the foregoing or any transferees of shares pursuant to Sections 4.1.2(a) and 4.1.2(c) of the Shareholders Agreement).

(s) “Initial Public Offering” shall have the meaning set forth in the Shareholders Agreement.

(t) “Law” shall mean any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, promulgated, enforced or entered by a Governmental Authority or self-regulatory organization.

(u) “Liquidity Event” shall mean the occurrence of a transaction or series of transactions (whether such transactions are related or unrelated) that results, directly or indirectly, in the sale, transfer or other disposition of the Ordinary Shares held by an Initial Equity Investor for cash. For the avoidance of doubt, neither the syndication of Ordinary Shares by Silver Lake or Joltid nor the transfer of Ordinary Shares to any Permitted Affiliated Transferee (as defined in the Shareholders Agreement) or under Sections 4.1.2(a) and 4.1.2(c) of the Shareholders Agreement shall be treated as a Liquidity Event.

(v) “Management Partnership” shall mean Amended and Restated Exempted Limited Partnership Agreement of Skype Management, L.P., dated March 19, 2010.

(w) “MoM” shall mean, in connection with any Liquidity Event, the multiple of money return achieved by the Initial Equity Investor based on (i) the actual cash proceeds received per Ordinary Share in the Liquidity Event relative to (ii) (A) in the event the Initial Equity Investors do not invest any additional money in the Company after the Completion Date, $255.52 (subject to adjustment as provided in Sections 4.12.1 and 4.12.2 ) (the “Base Price”) and (B) in the event the Initial Equity Investors invest additional money in the equity of the Company after the Completion Date, the blended average cost such Initial Equity Investor has (or is deemed to have) in its Ordinary Shares (based on the Base Price and the price paid per share for any additional shares purchased), in each case, taking into account and net of any dilution resulting from the Options granted under the Plan, as determined in good faith by the Board. Notwithstanding the foregoing, if the Initial Equity Investors contribute U.S. $200 million or more of cash to the Company after the Completion Date in order for the Company to acquire another business entity within the three years prior to a Liquidity Event (the “Additional Investment”), then (1) the multiple of money return achieved by the Initial Equity Investors will be measured proportionately based on the Initial Equity Investors’ total cash investment in their Ordinary Shares less their Additional Investment (the “Remaining Investment”), relative to their total cash investment in their Ordinary Shares, and the Additional Investment, relative to their total cash investment in their Ordinary Shares and (2) the Board will in good faith assign the cumulative return from the Liquidity Event triggering the vesting of the Performance-Based Option to the Additional Investment and the Remaining Investment, after consultation with the Chief Executive Officer of the Company. For purposes of the preceding sentence, the multiple of money return for the Additional Investment will be measured against Schedule 1 set forth in Section 4.4.2.1 if the Additional Investment occurs within the two years prior to such Liquidity

Event or Schedule 2 set forth in Section 4.4.2.1 if the Additional Investment occurs in the third year prior to such Liquidity Event and the multiple of money return for the Remaining Investment will be measured against the schedule set forth in Section 4.4.2.1 that corresponds to the date of the Liquidity Event. Except as otherwise expressly provided in Sections 4.4.2 and 4.12, the Board shall determine, in good faith, how to calculate the MoM achieved in connection with any Liquidity Event following a transaction or series of transactions that does not constitute a Liquidity Event (including, for example, a transaction in which the Initial Equity Investors do not receive cash as a result of the sale, transfer or other disposition of Ordinary Shares).

(x) “Non-Qualified Stock Option” shall mean an Option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(y) “Option” shall mean the option to purchase Ordinary Shares granted to any Participant under the Plan. Each Option granted under the Plan shall be a Non-Qualified Stock Option.

(z) “Ordinary Shares” shall mean the ordinary redeemable shares of the Company, divided into Classes A through J.

(aa) “Participant” shall mean an Eligible Employee to whom a Grant of an Option under the Plan has been made, and, where applicable, shall include Permitted Transferees.

(bb) “Performance-Based Option” shall have the meaning set forth in Section 4.4.2.1.

(cc) “Permitted Transferee” shall have the meaning set forth in Section 4.6.

(dd) “Person” shall mean any individual, partnership, corporation, company, association, trust, joint venture, limited liability company, unincorporated organization, entity or division, or any government, governmental department or agency or political subdivision thereof.

(ee) “Qualifying Termination” shall mean, with respect to a Participant, a termination of such Participant’s Employment (i) by the Company without Cause, or (ii) in the event of a Participant’s death or Disability.

(ff) “SEC” shall mean the U.S. Securities and Exchange Commission.

(gg) “Securities Act” shall mean the U.S. Securities Act of 1933 and the rules promulgated thereunder, as amended from time to time.

(hh) “Shareholders Agreement” refers to the Shareholders Agreement, dated November 19, 2009, as amended on December 23, 2009, by and among the Company, the Initial Equity Investors, eBay International AG, the Management Partnership and such other Persons, if any, that from time to time become party the Shareholders Agreement as purchasers of newly issued Shares (as defined in the Shareholders Agreement) or transferees of Shares pursuant to Section 4.2 thereto in accordance with the terms thereof, as they may be amended from time to time.

(ii) “Stock Option Grant Agreement” shall mean an agreement, substantially in the form which is attached hereto as Exhibit A, or such other form approved by the Board, entered into by each Participant and the Company evidencing the Grant of each Option pursuant to the Plan, provided the Board may make such changes to the form of Stock Option Grant Agreement for any particular Grant as the Board may determine pursuant to its powers set forth in Section 3.1(c) of the Plan.

(jj) “Time-Based Option” shall have the meaning set forth in Section 4.4.1.1.

(kk) “Transfer” shall mean any transfer, sale, assignment, hedge, gift, testamentary transfer, pledge, hypothecation, encumbrance or other transfer or disposition of any interest, whether directly, indirectly, voluntarily, involuntarily, by operation of Law, pursuant to judicial process or otherwise. “Transferee” shall have a correlative meaning.

(ll) “Vesting Date” shall mean the date an Option becomes exercisable as defined in Section 4.4 herein.

3.	Administration of the Plan

The Board shall administer the Plan, provided that the Board may appoint a committee to administer the Plan. In the event the Board appoints such a committee, such committee shall have the rights and duties of the Board in respect of the Plan. No member of the Board shall participate in any decision that specifically affects such member’s interest in the Plan unless such decision also affects the Options of other Participants in the same manner.

3.1 Powers of the Board. In addition to the other powers granted to the Board under the Plan, the Board shall have the power: (a) to determine the Eligible Employees to whom Grants shall be made, after consultation with the Chief Executive Officer with respect to Eligible Employees other than those described in clause (i) of the definition of Eligible Employees; (b) to determine the time or times when Grants shall be made and to determine the number of Ordinary Shares subject to each such Grant; (c) to prescribe the form of and terms and conditions of any instrument evidencing a Grant; (d) to adopt, amend and rescind such rules and regulations as, in its opinion, may be advisable for the administration of the Plan; (e) to reconcile any inconsistency in this Plan, to construe and interpret the Plan, such rules and regulations and the instruments evidencing Grants; and (f) to make all other decisions and determinations necessary or advisable for the administration, interpretation and application of the Plan. Notwithstanding anything herein to the contrary, any powers granted to the Board under the Plan to take any action which would otherwise require shareholder approval shall be subject to the required approval by the shareholders of the Company.

3.2 Determinations of the Board. Any Grant, interpretation, construction, determination, prescription or other act of the Board shall be final and conclusively binding upon all Persons.

3.3 Indemnification of the Board. No member of the Board or its employees, partners, directors or associates shall be liable for any action, omission or determination made in good faith with respect to the Plan or any Grant. To the full extent permitted by Law, the Company shall indemnify and hold harmless each Person made or threatened to be made a party to any civil or criminal action or proceeding by reason of the fact that such Person, or such Person’s testator or intestate, is or was a member of the Board or an employee, partner, director or associate thereof, to the extent such criminal or civil action or proceeding relates to the Plan.

3.4 Compliance with Applicable Law; Securities Matters; Effectiveness of Option Exercise. The Company shall be under no obligation to effect the registration pursuant to the Securities Act of any Ordinary Shares to be issued hereunder or to effect similar compliance under any state or non-U.S. Laws. Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing Ordinary Shares pursuant to the exercise of any Options, unless and until the Board has determined, with advice of counsel, that the issuance and delivery of such certificates is in compliance with all applicable Laws. In addition to the terms and conditions provided herein, the Board may require that a Participant make such reasonable covenants, agreements and representations as the Board, in its sole good faith discretion, deems advisable in order to comply with any such Laws. The Company may, in its sole good faith discretion, suspend the exercisability of an Option hereunder until, in the discretion of the Company, such exercise, or the issuance or transfer of Ordinary Shares upon such exercise, complies with federal, state or non-U.S. securities laws; provided, however, that upon termination of any period of suspension under this Section 3.4, any Option affected by such suspension shall be reinstated as to all shares available before such suspension and as to shares that would otherwise have become available during the period of such suspension, but no such suspension shall extend the term of any Option beyond the tenth anniversary of the Grant Date for such Option(s)). The Company shall inform the Participant in writing of its decision to suspend the exercisability of an Option and, thereafter, take reasonable action as may be necessary in order for the exercise of an Option, or the issuance or transfer of Ordinary Shares upon such exercise, to comply with federal, state or non-U.S. securities laws. To the extent the Board deems it necessary, appropriate or desirable to comply with foreign law or practices and to further the purposes of the Plan, the Board may, without amending the Plan, establish special rules applicable to Options to Participants who are foreign nationals, are Employed outside the United States or both and grant Options (or amend existing Options) in accordance with those rules.

3.5 Inconsistent Terms. In the event of a conflict between the terms of the Plan and the terms of any Stock Option Grant Agreement, the terms of the Plan shall govern except as otherwise provided herein.

3.6 Plan Term. The Board shall not Grant any Options under the Plan on or after the tenth anniversary of the Effective Date. All Options which remain outstanding after such date shall continue to be governed by the Plan.

3.7 Employment Agreements. Notwithstanding anything in this Section 3 to the contrary, any action or determination in violation of an effective employment agreement or any interpretation of any term used in an effective employment agreement or any challenge to any good faith determination by the Board hereunder shall be determined, interpreted or challenged pursuant to the dispute resolution provision of such employment agreement, to the extent there is a dispute resolution provision therein.

4.	Options

Subject to adjustment as provided in Section 4.12 hereof, the Board may grant to Participants Options to purchase Ordinary Shares of the Company that, in the aggregate, do not exceed 517,810 Ordinary Shares. To the extent that any Option granted under the Plan terminates, expires or is canceled without having been exercised, the Ordinary Shares covered by such Option shall again be available for Grant under the Plan.

4.1 Identification of Options. The Options granted under the Plan shall be clearly identified in the Stock Option Grant Agreement as Non-Qualified Stock Options.

4.2 Exercise Price. The Exercise Price of any Option granted under the Plan shall be such price as the Board shall determine (provided that such Exercise Price must be at least equal to the Fair Market Value of an Ordinary Share on the Grant Date and must be at least equal to the minimum price otherwise required by applicable Law, including Section 409A of the Code) and which shall be specified in the Stock Option Grant Agreement.

4.3 Grant Date. The Grant Date of the Options shall be the date designated by the Board and specified in the Stock Option Grant Agreement as of the date the Option is granted.

4.4 Vesting Date of Options.

4.4.1 Time-Based Options.

4.4.1.1 Generally. Unless otherwise specified in a Participant’s Stock Option Grant Agreement, a percentage of each Option granted under the Plan (the “Time-Based Option”), such percentage to be specified in a Participant’s Stock Option Grant Agreement, shall vest and become exercisable as follows: 20% shall vest on the first anniversary of the Grant Date, and the remainder shall vest in equal installments of 1.6667% at the end of each month commencing on the first anniversary of the Grant Date, until 100% of the Time-Based Option is fully vested and exercisable, subject in all cases to the Participant’s continued Employment through the applicable Vesting Date. Unless the Committee provides otherwise, the vesting of the Time-Based Option may be suspended during any leave of absence as may be set forth by Company policy, if any.

4.4.1.2 Accelerated Vesting upon a Change of Control. Upon a Change of Control, any outstanding Time-Based Options shall continue to vest and become exercisable in accordance with the vesting schedule set forth in Section 4.4.1.1 (or as specified in a Participant’s Stock Option Grant Agreement), except that in no event shall (1) less than 66.67% of the unvested portion of a Participant’s outstanding Time-Based Options at the time of a Change of Control be vested by the first anniversary of the Change of Control and (2) less than 100% of the unvested portion of a Participant’s outstanding Time-Based Options at the time of a Change of Control be vested by the second anniversary of the Change of Control; provided, however, that in the event that a Participant’s Employment is terminated as a result of a Qualifying Termination during the two-year period following a Change of Control, all outstanding Time-Based Options held by the Participant shall immediately vest and become exercisable as of such Qualifying Termination of Employment.

4.4.2 Performance-Based Options.

4.4.2.1 Generally. Unless otherwise specified in a Participant’s Stock Option Grant Agreement, a percentage of each Option granted under the Plan (the “Performance-Based Option”), such percentage to be specified in a Participant’s Stock Option Grant Agreement, shall vest and become exercisable based on the performance of the Company as follows: upon each Liquidity Event, a percentage of the Performance-Based Option equal to the product of (1) the number of Ordinary Shares sold by the Initial Equity Investors in the Liquidity Event divided by the total number of Ordinary Shares held by all of the Initial Equity Investors on the Completion Date (provided, however, that in the event that the Initial Equity Investors make additional investments following the Completion Date, the Board will in good faith adjust the quotient so that for sales after such additional investment the denominator will be based on the total number of Ordinary Shares held by all Initial Equity Investors immediately after such additional investment) and (2) the “Cumulative Percentage of Individual Performance Award Vested” based on the per share MoM achieved by the Initial Equity Investors in such Liquidity Event, as set forth in this Section 4.4.2.1 or as otherwise specified in a Participant’s Stock Option Grant Agreement, shall vest subject to the Participant’s continued Employment with the Company through the Liquidity Event:

Performance-Based Option Vesting Schedule*

Blended Fully Diluted MoM Achieved by Initial Equity Investors	(Schedule 1)(a) Cumulative Percentage of Individual Performance Award Vested	(Schedule 2)(b) Cumulative Percentage of Individual Performance Award Vested	(Schedule 3)(c) Cumulative Percentage of Individual Performance Award Vested

1.0x	22.7273%	22.7273%	22.7273%

1.5x	45.4545%	39.7727%	34.0909%

2.0x	68.1818%	56.8181%	45.4545%

2.5x	90.9091%	73.8636%	56.8182%

3.0x	100%	90.9091%	68.1818%

3.5x	100%	95.4545%	79.5455%

4.0x	100%	100%	90.9091%

4.5x	100%	100%	95.4545%

5.0x	100%	100%	100%

(a)	Schedule 1 applies for Liquidity Events (or deemed Liquidity Events following an Initial Public Offering) prior to the 2nd anniversary of the Completion Date.
(b)	Schedule 2 applies for Liquidity Events (or deemed Liquidity Events following an Initial Public Offering) between 2nd and 3rd anniversaries of the Completion Date.
(c)	Schedule 3 applies to all other scenarios not covered by Schedule 1 or Schedule 2.

*	If the per share MoM achieved by the Initial Equity Investor falls between the amounts shown above, the vesting of the Performance-Based Option will be appropriately adjusted to a percentage determined by linear interpolation between the respective amounts shown.

The Board shall determine, in good faith, the MoM achieved and shall determine the extent to which the Performance-Based Options will vest and become exercisable, if at all. Following any Liquidity Event, any Performance-Based Options that could have vested but did not vest and become exercisable based on the MoM achieved shall be forfeited. The Board shall also determine, in good faith, whether any adjustment to the above schedules is appropriate following any dividend or other distribution by the Company to the Initial Equity Investors.

4.4.2.2 Vesting Following an Initial Public Offering and Certain Transactions. Following an Initial Public Offering or, prior to an Initial Public Offering, following the consummation of a Merger, notwithstanding the provisions of Section 4.4.2.1, the Performance-Based Options shall be eligible to vest and become exercisable as follows on the first anniversary of the Completion Date following (1) the end of (x) the Initial Equity Investors’ lock-up period for the Initial Public Offering (or, if such anniversary is more than six months after the end of the lock-up period, on the six-month anniversary of the end of the lock-up period) or (y) the consummation of the Merger, a percentage of a Participant’s Performance-Based Options up to the number of years (including portions of years) measured from the Grant Date through such anniversary divided by five, less the aggregate percentage that was eligible for vesting pursuant to Section 4.4.2.1 (without regard to whether such amounts were earned or unearned), shall become eligible to vest based on the performance set forth in this Section 4.4.2.2 and (2) the remainder of a Participant’s Performance-Based Options shall become eligible to vest based on the performance set forth in this Section 4.4.2.2 in equal annual installments of up to 20% on each subsequent anniversary of the Completion Date (provided, that if the vesting date pursuant to (1) above occurs on a date other than an anniversary of the Completion Date, the amount that vests on the next anniversary of the Completion Date shall be 20% less the portion of such annual amount that vested pursuant to (1) above), until 100% of the Performance-Based Option was eligible to become fully vested and exercisable. The actual amount which vests on any of the preceding dates will be based on the MoM achieved as of any such Vesting Date based on the average Fair Market Value of the Ordinary Shares (or, in the case of a Merger, the common stock of the surviving entity) during the 90 consecutive trading days prior to such Vesting Date and the applicable schedule set forth in Section 4.4.2.1 and the Participant’s continued Employment through the applicable Vesting Date.

4.4.2.3 Vesting on a Termination without Cause. In the event that a Participant’s Employment is terminated by the Company without Cause, vesting of the Performance-Based Options shall be determined based on the Initial Equity Investors being deemed to have sold all of their Ordinary Shares for cash equal to the Fair Market Value of an Ordinary Share on the date of termination with performance measured against Schedule 3 set forth in Section 4.4.2.1.

4.5 Expiration of Options. With respect to each Participant, such Participant’s Option(s), or portion thereof, which have not become exercisable shall expire on the date such Participant’s Employment is terminated for any reason unless otherwise specified in the Stock Option Grant Agreement. With respect to each Participant, each Participant’s Option(s), or any portion thereof, which have become exercisable on or before the date such Participant’s Employment is terminated (or that become exercisable as a result of such termination) shall, subject to Section 4.10 below, unless otherwise provided in the Participant’s Stock Option Grant Agreement, expire on the earlier of (i) the commencement of business on the date the Participant’s Employment is terminated for Cause; (ii) 90 days after the date the Participant’s Employment is voluntarily terminated by the Participant for any reason; (iii) one year after the date the Participant’s Employment is terminated by the Company other than for Cause or by reason of death or Disability; or (iv) the tenth anniversary of the Grant Date for such Option(s); provided, however, that if a Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) is not permitted to exercise all or any portion of his or her then-exercisable Option through net-physical settlement (to satisfy both the exercise price and any social security, national insurance and withholding or other taxes) in accordance with Section 4.10, the expiration of such Participant’s Option(s) shall be delayed and the exercise period extended, but not beyond the tenth anniversary of the Grant Date for such Option(s)), until such net-physical settlement is permitted in accordance with Section 4.10. Notwithstanding the foregoing, all Options, whether vested or unvested, that have not sooner expired shall expire no later than the tenth anniversary of the Grant Date. For the avoidance of doubt, any Option, or portion thereof, that has become exercisable by a Permitted Transferee on account of the death of a Participant shall expire one year after the date such deceased Participant’s Employment terminated by reason of death, unless otherwise provided in the Participant’s Stock Option Grant Agreement, and any Option or portion thereof that has been transferred to a Permitted Transferee during the lifetime of a Participant shall expire in connection with the Participant’s termination of Employment at the time set forth under this Section 4.5 as if the Option were held directly by the Participant, unless otherwise provided in the Participant’s Stock Option Grant Agreement. Notwithstanding the foregoing, the Board may specify in the Stock Option Grant Agreement one or more different expiration dates or periods (not to exceed 10 years from the Grant Date) for any Option granted hereunder, and such expiration date or period shall supersede the foregoing expiration periods.

4.6 Limitation on Transfer. Each Option granted to a Participant shall be exercisable only by such Participant, except that a Participant may assign or transfer his or her rights with respect to any or all of the Options held by such Participant to: (i) such Participant’s beneficiaries or estate upon the death of the Participant (by will, by the laws of descent and distribution or otherwise) and (ii) subject to the prior written approval by the Board and compliance with all applicable tax, securities and other Laws, any trust or custodianship created by the Participant, the beneficiaries of which may include only the Participant, the Participant’s spouse or the Participant’s lineal descendants (by blood or adoption) (each of (i) and (ii), a “Permitted Transferee”).

4.7 Condition Precedent to Transfer of Any Option. It shall be a condition precedent to any Transfer of any Option by any Participant that the Transferee, shall agree prior to the Transfer in writing with the Company to be bound by the terms of the Plan and the Stock Option Grant Agreement as if he, she or it had been an original signatory thereto, except that any provisions of the Plan based on the Employment (or termination thereof) of the original

Participant shall continue to be based on the Employment (or termination thereof) of the original Participant.

4.8 Effect of Void Transfers. In the event of any purported Transfer of any Options in violation of the provisions of the Plan, such purported Transfer shall, to the extent permitted by applicable Law, be void and of no effect.

4.9 Exercise of Options. A Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) may exercise any or all of the vested Options by serving an Exercise Notice on the Company as provided in Section 4.10 hereto.

4.10 Method of Exercise. The Option shall be exercised by delivery of written notice to the Company’s principal office (the “Exercise Notice”), to the attention of its Secretary, no less than five business days in advance of the effective date of the proposed exercise (the “Exercise Date”). Such notice shall (i) specify the number of whole Ordinary Shares with respect to which the Option is being exercised (which, prior to an Initial Public Offering, shall be in multiples of 10 Ordinary Shares (or the number of classes of Ordinary Shares that exist as of the Exercise Date) if the Option is not being exercised for 100% of the Ordinary Shares remaining subject to the Option as of the Exercise Date), the Grant Date of such Option and the Exercise Date, (ii) be signed by the Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable), (iii) prior to an Initial Public Offering, indicate in writing that the Participant agrees that the Company shall issue the Ordinary Shares acquired pursuant to such exercise to the Management Partnership, no Ordinary Shares shall be issued to or recorded in the name of any Participant and the Participant agrees to become a limited partner in the Management Partnership, except that if the Option is exercised for a number of Ordinary Shares that is not a multiple of 10 Ordinary Shares (or the number of classes of Ordinary Shares that exist as of the Exercise Date), upon exercise, the Participant shall receive a cash payment equal to the product of (x) the excess of the Fair Market Value of an Ordinary Share over the Exercise Price and (y) the number of Ordinary Shares which are not part of a multiple of 10 Ordinary Shares, and (iv) if the Option is being exercised by the Participant’s Permitted Transferee(s), such Permitted Transferee(s) shall indicate in writing that they agree to and shall be bound by the Plan and Stock Option Grant Agreement as if they had been original signatories thereto (as provided in Section 4.7 hereof). The Exercise Notice shall include payment in cash for an amount equal to the Exercise Price multiplied by the number of Ordinary Shares specified in such Exercise Notice or any method otherwise approved by the Board. In addition, the Participant shall be responsible for the payment of all social security, national insurance and withholding or other taxes in cash (or Ordinary Shares if approved by the Board) that may become due as a result of the exercise of such Option and, as a condition to the delivery of any Ordinary Shares or other securities or property pursuant to any Option, (a) the Company may deduct or withhold (or cause to be deducted or withheld) from any payment or distribution to a Participant whether or not pursuant to the Plan (including Ordinary Shares), (b) the Committee will be entitled to require that the Participant remit cash to the Company or its Affiliate (through payroll deduction or otherwise) or (c) the Company or its Affiliate may enter into any other suitable arrangements to withhold, in each case in an amount not to exceed in the opinion of the Company the amount of such taxes. The Board may, in its sole discretion, permit the person exercising an Option to make the above-described payments in forms other than cash.

Notwithstanding the foregoing, except in the case of a Participant (a) whose Employment with the Company or any of its Affiliates has been terminated for Cause or (b) whose Employment with the Company or any of its Affiliates has terminated or will terminate and such Participant has violated the provisions of Section 5 or such Participant’s committed subsequent employment is likely to result in such Participant materially violating the provisions of Section 5, as determined by the Board in good faith, the Company will permit such Participant (or his or her Permitted Transferee, guardian or legal representative, if applicable) to exercise all or any portion of his or her then-exercisable Option through net-physical settlement (to satisfy both the exercise price and any social security, national insurance and withholding or other taxes), but only to the extent such right or the utilization of such right would not cause the Option to be subject to Section 409A of the Code and to the extent the Board, in its good faith judgment, determines that exercise through net-physical settlement is permitted by, and will not result in any default under, any agreement to which the Company or its Affiliates is a party and that the Company and its Affiliates have sufficient liquidity. The partial exercise of the Option, alone, shall not cause the expiration, termination or cancellation of the unexercised portion of the Option.

4.11 Amendment of Terms of Options. The Board may, in its sole discretion, amend the Plan or terms of any Option, provided, however, that any such amendment shall not impair or adversely affect the Participants’ existing rights under the Plan or such Option without such Participant’s written consent.

4.12 Adjustments upon Changes in Company Stock.

4.12.1 Increase or Decrease in Issued Shares Without Consideration. Subject to any required action by the shareholders of the Company, in the event of any increase or decrease in the number of issued Ordinary Shares resulting from a subdivision or consolidation of Ordinary Shares or the payment of a stock dividend (but only on the Ordinary Shares), or any other increase or decrease in the number of such shares effected without receipt of consideration by the Company, the Board shall make such adjustments with respect to the number of Ordinary Shares subject to grant under the Plan, the number of Ordinary Shares subject to the Options and/or the Exercise Price per Ordinary Share, as the Board may, in its good faith discretion, consider appropriate to prevent the enlargement or dilution of rights.

4.12.2 Certain Mergers. Subject to any required action by the shareholders of the Company, in the event that the Company shall be the surviving corporation in any merger or consolidation (except a merger or consolidation as a result of which the holders of Ordinary Shares receive securities of another corporation), the Options outstanding on the date of such merger or consolidation shall pertain to and apply to the securities that a holder of the number of Ordinary Shares subject to any such Option would have received in such merger or consolidation (it being understood that if, in connection with such transaction, the shareholders of the Company retain their Ordinary Shares and are not entitled to any additional or other consideration, the Options shall not be affected by such transaction except as provided in Section 4.4.2.2).

4.12.3 Certain Other Transactions. Except as otherwise provided in a Participant’s Stock Option Grant Agreement, in the event of (i) a dissolution or liquidation of the Company, (ii) a sale of all or substantially all of the Company’s assets, (iii) a merger or consolidation involving the Company in which the Company is not the surviving corporation (iv) a merger or consolidation involving the Company in which the Company is the surviving corporation but the holders of Ordinary Shares receive securities of another corporation and/or other property, including cash, or (v) in the event of any transaction that results in the acquisition of more than 50% of all of the Company’s outstanding Ordinary Shares by a single person or entity or by a group of persons and/or entities acting in concert, the Board shall, in its good faith discretion, (a) have the power to provide for the exchange of each Option outstanding immediately prior to such event (whether or not then exercisable) for an option on some or all of the property for which the stock underlying such Options are exchanged and, incident thereto, make an equitable adjustment, as determined by the Board, in the exercise price of the options, or the number or kind of securities or amount of property subject to the options and/or, (b) if appropriate, cancel, effective immediately prior to such event, any outstanding Option (whether or not exercisable or vested) and in full consideration of such cancellation pay to the Participant an amount in cash, with respect to each underlying Ordinary Share, equal to the excess of (1) the Fair Market Value, as determined by the Board in its good faith discretion of securities and/or property (including cash) received by such holders of Ordinary Shares as a result of such event over (2) the Exercise Price (for the avoidance of doubt, if the Board takes action under sub-section (b), the Board may, in its good faith discretion, terminate any Option for which the Exercise Price is equal to or exceeds the Fair Market Value of an Ordinary Share without payment of consideration therefor).

4.12.4 Extraordinary Cash Dividends. In the event the Company pays an extraordinary cash dividend to the holders of its Ordinary Shares, with respect to any vested or unvested Options outstanding on the date such dividend is paid (the “Payment Date”), the Company shall adjust the Exercise Price of such Options (but not below U.S. $1.00) to prevent dilution or enlargement of rights, in such manner as the Board shall determine in good faith; provided, however, that if any adjustment of the Exercise Price would result in the Exercise Price being less than 20% of the original Exercise Price, the Company shall adjust the Exercise Price to an amount equal to 20% of the original Exercise Price (but not below U.S. $1.00) and (x) with respect to vested and exercisable Options then outstanding on the Payment Date, the Company shall pay to each Participant on the Payment Date, pursuant to a separate arrangement that shall in no way relate to the exercise of any of the Options, a cash bonus equal to the amount that he or she would have received if he or she owned the Ordinary Shares underlying such vested and exercisable Options as of the record date for such extraordinary dividend in excess of the amount by which the Company adjusts the Exercise Price of Options generally and (y) with respect to any unvested Options then outstanding on the Payment Date, the Company shall provide, to each Participant, pursuant to a separate arrangement that shall in no way relate to the exercise of any of the Options, for the crediting of a notional account of an amount equal to a cash bonus equal to the amount that he or she would have received if he or she owned the Ordinary Shares underlying such unvested Options as of the record date for such extraordinary dividend in excess of the amount by which the Company adjusts the Exercise Price of Options generally, which cash bonus will be paid in pro rata installments over the remaining vesting period of the unvested Options to which such bonus relates on each Vesting Date that follows the Payment

Date, commencing with the first Vesting Date following the Payment Date. A Participant will forfeit any right to any bonus referred to above that has not come due as of his or her termination of Employment.

4.12.5 Other Changes. Subject to any required action by the shareholders of the Company, in the event of any change in the capitalization of the Company or a corporate change other than those specifically referred to in Sections 4.12.1 through 4.12.4 hereof, including, without limitation, any repurchase or redemption by the Company of an entire class of Ordinary Shares which is then included in the Ordinary Shares subject to the Option, the Board shall, in its sole discretion, make such adjustments with respect to the number of Ordinary Shares subject to grant under the Plan, the number and kind of shares or securities subject to Options and/or the Exercise Price per Ordinary Shares, as the Board may, in its good faith discretion, consider appropriate, to prevent the enlargement or dilution of rights.

4.12.6 No Other Rights. Except as expressly provided in the Plan or the Stock Option Grant Agreements evidencing the Options, the Participants shall not have any rights by reason of (i) any subdivision or consolidation of Ordinary Shares or shares of stock of any class, (ii) the payment of any dividend, any increase or decrease in the number of Ordinary Shares, or (iii) any dissolution, liquidation, merger or consolidation of the Company or any other corporation. Except as expressly provided in the Plan or the Stock Option Grant Agreements evidencing the Options, no issuance by the Company of Ordinary Shares or shares of stock of any class, or securities convertible into Ordinary Shares or shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number of Ordinary Shares subject to the Options or the Exercise Price of such Options.

4.12.7 Savings Clause. No provision of this Section 4.12 shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code and the Company, upon reasonable request from a Participant, shall amend the Plan as necessary to comply with Section 409A of the Code, but maintain the economic intent thereof.

4.13 Contribution of Shares to Management Partnership. Subject to Section 3.4 herein, upon the exercise of the Options in accordance with Section 4.10 and, prior to an Initial Public Offering, the Company shall issue the Ordinary Shares acquired pursuant to the exercise of such Option to the Management Partnership on behalf of the Participant and no Ordinary Shares shall be issued to or recorded in the name of any Participant. No Ordinary Shares shall be issued to the Management Partnership on behalf of any Participant unless and until the Management Partnership takes or causes to be taken all such reasonable actions as may be necessary or reasonably desirable in order to become a shareholder in the Company, including, but not limited to, executing and delivering such subscription and other agreements specified by the Company to which the Management Partnership will be party. The Management Partnership will include restrictions on transfer, call rights which allow the Management Partnership to purchase a Participant’s interest in the Management Partnership and other customary provisions. The Company will provide Participants with written notice in advance of any proposed transaction which, if consummated, would be a Tag-Along Transfer (as defined in the Management Partnership agreement) or of any proposed Initial Public Offering setting forth the terms of such transaction and instructions on how the Participants can exercise their vested Options simultaneous with the transaction and participate in such transactions.

4.14 Mandatory Option Exercise in Connection with Management Partnership Repurchase Right. If, in connection with the termination of a Participant’s Employment, the Ordinary Shares issued to such Participant pursuant to the exercise of any Option or issuable to such Participant pursuant to a vested Option are to be repurchased, such Participant shall be required to exercise his or her vested Options and any Ordinary Shares issued in connection with such exercise shall be subject to the repurchase and other provisions in the Management Partnership agreement.

5.	Restrictive Covenants

In consideration of and as a condition of the grant of any Option by a Participant, except as otherwise provided in a Participant’s Stock Option Grant Agreement, the Participant agrees to the following provisions:

5.1 Confidentiality. The Participant understands that, in the course of his or her Employment with the Company, he or she will be given access to confidential information and trade secrets including, but not limited to, discoveries, ideas, concepts, software in various stages of development, designs, drawings, specifications, techniques, models, data, source code, object code, documentation, diagrams, flowcharts, research, development, processes, procedures, “know-how,” marketing techniques and materials, marketing and development plans, business plans, merger or acquisition investigations, customer names and other information relating to customers, price lists, pricing policies, financial information, organizational matters and personnel matters (including information about the nature, quality or quantity of work, or any special knowledge or personal characteristics of any person Employed by the Company) (“Confidential Information”). Confidential Information also includes any information described above which the Company obtains from another party and which the Company treats as proprietary or designates as Confidential Information, whether or not owned or developed by the Company. Notwithstanding the foregoing, “Confidential Information” shall not apply to information that (i) was known to the public prior to its disclosure to the Participant; (ii) becomes generally known to the public subsequent to disclosure to the Participant through no wrongful act of the Participant or any representative of the Participant; or (iii) the Participant is required to disclose by applicable law, regulation or legal process (provided that the Participant provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). The Participant agrees that during his or her Employment by the Company and thereafter to hold in confidence and not to directly or indirectly reveal, report, publish, disclose, or transfer any Confidential Information to any person or entity, or utilize any Confidential Information for any purpose, except in the course of the Participant’s good faith work for the Company. The Participant agrees to turn over all copies of Confidential Information in his or her control to the Company upon request or upon termination of his or her Employment with the Company. For purposes of this Section 5.1, the “Company” shall include Affiliates of the Company.

5.2 Non-Solicitation of Employees. The Participant agrees that, during his or her Employment with the Company and for 6 months (or such other period as may be provided in the Participant’s Stock Option Grant Agreement) thereafter (the “Restricted Period”), he or she will not, either directly or indirectly, hire Employees or former Employees of the Company (which shall for this purpose include any individual Employed by the Company at any point during the six months preceding such hiring), induce, persuade, solicit or any attempt to induce, persuade, or solicit any of the Company’s Employees to leave the Company’s employ, nor will he or she help others to do so except to the extent that any such inducement, persuasion or solicitation or attempt to induce, persuade or solicit a Company Employee to leave the Company’s employ during his or her Employment is necessary or desirable as determined by the Participant’s good faith judgment in connection with the performance of the Participant’s duties to the Company. This means, among other things, that if the Participant’s Employment with the Company terminates (whether voluntarily or involuntarily), he or she shall refrain for 6 months from in any way helping any person or entity hire any of his or her former, fellow Employees away from the Company, provided that the Participant may serve as a reference for such Employees and former Employees and actions taken by any person or entity with which the Participant is associated if the Participant is not, directly or indirectly, personally involved in any manner in the matter and has not identified such Company Employee for soliciting or hiring will not be considered a violation for purposes of this Section 5.2. This shall not be construed to prohibit general solicitations of Employment through the placing of advertisements. For purposes of this Section 5.2, the “Company” shall include Affiliates of the Company.

5.3 Non-Solicitation of Business Partners, Vendors or Corporate Clients. The Participant agrees that, during the Restricted Period, he or she will not, either directly or indirectly, induce, persuade, solicit or any attempt to induce, persuade, or solicit any business partner, vendor or corporate client (provided that, with respect to such corporate client, revenues from such client exceed more than U.S. $500,000 annually) of the Company, to terminate the business relationship of such person with the Company, to materially reduce the amount of business conducted with the Company or in any way interfere with the relationship between any such business partner, vendor or corporate client and the Company (which interference may be expected to cause significant and meaningful monetary damage to the Company), provided, that actions taken by any person or entity with which the Participant is associated, if the Participant is not, directly or indirectly, personally involved in any manner in the solicitation or negotiation of such matter, or otherwise involved in the taking of such action, and has not identified such business partner, vendor or corporate client for soliciting will not be considered a violation for purposes of this Section 5.3. This shall not be construed to prohibit general solicitations through the placing of advertisements. For purposes of this Section 5.3, the “Company” shall include Affiliates of the Company.

5.4 Non-Competition. The Participant agrees that, during the Restricted Period, he or she will not, without the prior written consent of the Board, whether as an employee, officer, director, consultant, partner, principal, agent, distributor, representative, stockholder, lender, investor or in any other individual or representative capacity with any individual, partnership, corporation or other organization, engage in any activities on behalf of (i) any Microsoft Corporation, Google Inc., AOL LLC, Tencent Holdings Limited or Yahoo! Inc. business/division whose primary offering is IM/chat, or video or voice calling over the internet

(the “Competing Business”); or (ii) Gizmo5 or Tokbox or any substantially similar stand-alone company whose primary offering is the Competing Business; or (iii) any provider of conventional voice telecommunication services, including but not limited to British Telecom, France Telecom or AT&T. With respect to (i) above, the Participant will not be deemed to be providing services to a business/division whose primary offering is the Competing Business if the Participant: (x) is Employed by an entity in a supervisory position where less than 15% of the annual revenues (on the date of hire) under the Participant’s supervision is generated from the Competing Business; (y) is a director of an entity whose annual revenues from the Competing Business is less than 15% of the entity’s total annual revenues; or (z) owns any compensatory equity award or less than a one percent interest (in stock or profits and/or capital interests) of an entity that is a Competing Business.

5.5 Enforcement.

5.5.1 Acknowledgement. The Participant acknowledges that the time, scope, geographic area and other provisions of this Section 5 are reasonable under the circumstances. The Participant acknowledges and agrees that the terms of this Section 5: (i) are reasonable in light of all of the circumstances,; (ii) are sufficiently limited to protect the legitimate interests of the Company and its Affiliates; (iii) impose no undue hardship on the Participant; and (iv) are not injurious to the public. The Participant further acknowledges and agrees that (x) the Participant’s breach of the provisions of this Section 5 will cause the Company and its Affiliates irreparable harm, which cannot be adequately compensated by money damages, and (y) if the Company and its Affiliates elects to prevent the Participant from breaching such provisions by obtaining an injunction against the Participant, there is a reasonable probability of the Company’s and its Affiliates’ eventual success on the merits.

5.5.2 Injunctive Relief. The Participant consents and agrees that if the Participant commits any such breach or threatens to commit any breach of the provisions of this Section 5, the Company and its Affiliates shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage, in addition to, and not in lieu of, such other remedies as may be available to the Company and its Affiliates for such breach, including the recovery of money damages.

5.5.3 Clawback. The Participant consents and agrees that (in addition to the injunction relief under Section 5.5.2) if the Participant materially violates any of the provisions of Sections 5.2 through 5.4 hereof during the Restricted Period or materially violates the provisions of Section 5.1 hereof during the Participant’s Employment with the Company and for 18 months thereafter, the Board may terminate any outstanding, unexercised Option, rescind any exercise of an Option or recapture any Ordinary Shares or proceeds from the Participant’s sale of Ordinary Shares acquired pursuant to the Option, provided that such termination, rescission and/or recapture shall not apply to an Option to the extent that such Option was exercised earlier than 18 months prior to such violation. Within 20 days after receiving notice from the Company that an Option is being rescinded or that a recapture is being imposed on any Option, the Participant shall deliver to the Company the Ordinary Shares acquired pursuant to such Option, or, if the Participant has sold such Ordinary Shares, the gain realized as a result of the rescinded exercise (net of any federal, state, local or other taxes that the Participant has paid on such gain if such repayment does not occur in the same taxable year as the exercise; otherwise on a gross basis); provided, that if the Participant returns Ordinary Shares that the Participant purchased pursuant to the exercise of an Option (or the gains realized from the sale of Ordinary Shares), the Company shall promptly refund the exercise price, without earnings, that the Participant paid for the Ordinary Shares. Any payment by the Participant to the Company pursuant to this Section 5.5 shall be made either in cash or by returning to the Company the number of Ordinary Shares that the Participant received in connection with the rescinded exercise.

5.5.4 Severability. The Participant and the Company acknowledge and agree that because (A) the Plan and the Stock Option Agreement are entered into in the State of New York, (B) as of the Effective Date, the State of New York will have a substantial relationship to the Plan, the Company and the Participants, (C) the use of New York law provides certainty to the parties hereto in any covenant litigation in the United States, and (D) enforcement of the provisions of this Section 5 would not violate any fundamental public policy of the State of New York or any other jurisdiction. In the event that the provisions in this Section 5 shall be determined by any court of competent jurisdiction to be unenforceable by reason of their extending for too great a period of time or over too great a geographical area or by reason of their being too extensive in any other respect, they shall be interpreted to extend only over the maximum period of time for which they may be enforceable and/or over the maximum geographical area as to which they may be enforceable and/or to the maximum extent in all other respects as to which they may be enforceable, all as determined by such court in such action.

5.6 Tolling. In the event of any violation of the provisions of this Section 5, the Participant acknowledges and agrees that the post-termination restrictions contained in this Section 5 shall be extended by a period of time equal to the period of such violation, it being the intention of the parties hereto that the running of the applicable post-termination restriction period shall be tolled during any period of such violation.

5.7 Survival. The obligations contained in this Section 5 shall survive the termination of a Participant’s Employment for any reason and shall be fully enforceable thereafter.

6.	Miscellaneous

6.1 Rights as Shareholders. Subject to Sections 4.13 and 4.14 hereof, the Participants shall not have any rights as shareholders with respect to any Ordinary Shares covered by or relating to the Options granted pursuant to the Plan until the date the Participants become the registered owners of such Ordinary Shares, including the right to vote or to consent or to receive any dividends or other distributions or any compensation upon a repurchase or redemption of Ordinary Shares. Except as otherwise expressly provided in Sections 4.11 and 4.12 hereof, no adjustment to the Options shall be made for dividends, distributions, repurchases, redemptions or other rights for which the record date occurs prior to the effective date such stock is registered.

6.2 No Special Employment Rights. Nothing contained in the Plan shall confer upon the Participants any right with respect to the continuation of their Employment or interfere in any way with the right of the Company or an Affiliate, subject to the terms of any separate employment agreements to the contrary, at any time to terminate such Employment or to increase or decrease the compensation of the Participants from the rate in existence at the time of the grant of any Option.

6.3 No Obligation to Exercise. The Grant to the Participants of the Options shall impose no obligation upon the Participants to exercise such Options.

6.4 Restrictions on Ordinary Shares. The rights and obligations of the Participants with respect to Ordinary Shares obtained through the exercise of any Option provided in the Plan shall be governed by the terms and conditions of the Management Partnership.

6.5 Notices. Each notice and other communication hereunder shall be in writing and shall be given and shall be deemed to have been duly given on the date it is delivered in person, on the next business day if delivered by overnight mail or other reputable overnight courier, or the third business day if sent by registered mail, return receipt requested, to the parties as follows:

If to the Participant:

To the most recent address shown on records of the Company or its Affiliate.

If to the Company:

Marked for the attention of Global Head of Human Resources

Skype Global S.à r.l

65 Boulevard Grande-Duchesse

Charlotte

L-1331 Luxembourg

or to such other address as any party may have furnished to the other in writing in accordance herewith.

6.6 Descriptive Headings. The headings in the Plan are for convenience of reference only and shall not limit or otherwise affect the meaning of the terms contained herein.

6.7 Severability. In the event that any one or more of the provisions, subdivisions, words, clauses, phrases or sentences contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision, subdivision, word, clause, phrase or sentence in every other respect and of the remaining provisions, subdivisions, words, clauses, phrases or sentences hereof shall not in any way be impaired, it being intended that all rights, powers and privileges of the Company and Participants shall be enforceable to the fullest extent permitted by Law.

6.8 Governing Law. The Plan shall be governed by, and construed and enforced in accordance with, the Laws of the State of New York, without regard to the provisions governing conflict of laws.

6.9 Section 409A. The Company intends that the Plan shall not be subject to the provisions of Section 409A of the Code and the Plan, including in connection with any adjustment pursuant to Section 4.12, shall be interpreted, administered and construed consistent with such intent. Notwithstanding anything herein to the contrary, the Board shall have the power and authority to amend, supplement or eliminate any provision hereof to the extent that it determines that such action would be necessary or appropriate in order to effectuate the intention stated in the first sentence of this Section 6.9.

Exhibit “A”

STOCK OPTION GRANT AGREEMENT

(Non-Qualified Stock Options)

THIS AGREEMENT (including Exhibit A), made as of this      day of              20     between Skype Global S.à r.l. (the “Company”) and (the “Participant”).

WHEREAS, the Company has adopted and maintains the Skype Global S.à r.l. Equity Incentive Plan (the “Plan”) to promote the interests of the Company and its Affiliates and shareholders by providing certain Employees of the Company and its Affiliates with an appropriate incentive to encourage them to continue in the employ of the Company or its Affiliates and to improve the growth and profitability of the Company;

WHEREAS, the Plan provides for the Grant to Participants in the Plan of Non-Qualified Stock Options to purchase Ordinary Shares of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter set forth, the parties hereto hereby agree as follows:

1. Grant of Options. Pursuant to, and subject to, the terms and conditions set forth herein and in the Plan, the Company hereby grants to the Participant a NON-QUALIFIED STOCK OPTION (the “Option”) with respect to          Ordinary Shares of the Company,     % of the Option will be a Time-Based Option to purchase          Ordinary Shares [and     % of the Option will be a Performance-Based Option to purchase          Ordinary Shares].

2. Grant Date. The Grant Date of the Option hereby granted is         . [Notwithstanding the foregoing, for purposes of vesting under Section 4.4 of the Plan, the Grant Date shall be                     .]

3. Incorporation of Plan. All terms, conditions and restrictions of the Plan are incorporated herein and made part hereof as if stated herein. If there is any conflict between the terms and conditions of the Plan and this Agreement, the terms and conditions of the Plan, as interpreted by the Board, shall govern. All capitalized terms used and not defined herein shall have the meaning given to such terms in the Plan.

4. Exercise Price. The exercise price of each Ordinary Share underlying the Option hereby granted is U.S. $            .

5. [For employees in level 7 and below only: Non-Competition. Notwithstanding anything in the Plan to the contrary, for purposes of the Option, the restrictions set forth in Section 5.4 of the Plan shall not apply to the Participant.] [For employees in level 8: Intentionally omitted.]

6. Construction of Agreement. Any provision of this Agreement (or portion thereof) which is deemed invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction and subject to this section, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions thereof in such jurisdiction or rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction. If any covenant should be deemed invalid, illegal or unenforceable because its scope is considered excessive, such covenant shall be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal and enforceable. No waiver of any provision or violation of this Agreement by the Company shall be implied by the Company’s forbearance or failure to take action. No provision of this Agreement shall be given effect to the extent that such provision would cause any tax to become due under Section 409A of the Code.

7. Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party hereto upon any breach or default of any party under this Agreement, shall impair any such right, power or remedy of such party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party or any provisions or conditions of this Agreement, shall be in writing and shall be effective only to the extent specifically set forth in such writing.

8. Limitation on Transfer. The Option shall be exercisable only by the Participant or the Participant’s Permitted Transferee(s), as determined in accordance with the terms of the Plan (including without limitation the requirement that the Participant obtain the prior written approval by the Board of any proposed Transfer to a Permitted Transferee during the lifetime of the Participant). Each Permitted Transferee shall be subject to all the restrictions, obligations, and responsibilities as apply to the Participant under the Plan and this Stock Option Grant Agreement and shall be entitled to all the rights of the Participant under the Plan, provided that in respect of any Permitted Transferee which is a trust or custodianship, the Option shall become exercisable and/or expire based on the Employment and termination of Employment of the Participant.

9. Integration. This Agreement (including Exhibit A), and the other documents referred to herein or delivered pursuant hereto which form a part hereof contain the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and in the Plan. This Agreement (including Exhibit A), including without limitation the Plan, supersedes all prior agreements and understandings between the parties with respect to its subject matter.

10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the Laws of the State of New York without regard to the provisions governing conflict of laws.

12. Participant Acknowledgment and Management Partnership. The Participant hereby acknowledges receipt of a copy of the Plan. The Participant hereby acknowledges that all decisions, determinations and interpretations of the Board in respect of the Plan, this Agreement and the Option shall be final and conclusive. The Participant further acknowledges that, prior to an Initial Public Offering, the Company shall issue the Ordinary Shares acquired pursuant to the exercise of the Option to the Management Partnership on behalf of the Participant and no Ordinary Shares shall be issued to or recorded in the name of the Participant. No Ordinary Shares shall be issued to the Management Partnership on behalf of any Participant unless and until the Management Partnership takes or causes to be taken all such reasonable actions as may be necessary or reasonably desirable in order to become a shareholder in the Company, including, but not limited to, executing and delivering such subscription and other agreements specified by the Company to which the Management Partnership will be party. The Participant agrees to take all such reasonable actions as may be necessary or reasonably desirable in order to become a limited partner in the Management Partnership, including, but not limited to, executing and delivering such agreements specified by the Management Partnership agreement to which the Participant will be party. If, in connection with the termination of a Participant’s Employment, the Ordinary Shares issued to such Participant pursuant to the exercise of the Option or issuable to such Participant pursuant to any portion of the Option that is then vested are to be repurchased, the Participant shall be required to exercise his or her vested Option and any Ordinary Shares issued in connection with such exercise shall be subject to the repurchase and other provisions in the Management Partnership agreement.

13. Data Privacy Consent. In order to administer the Plan, this Agreement and the Option, the Company may process personal data about the Participant. Such data may include, but is not limited to, the information provided in this Agreement and any changes thereto, other appropriate personal and financial data about the Participant such as the Participant’s home address and telephone number, date of birth, social security or other identification number, salary and other payroll information, nationality, job title, directorships and/or Ordinary Shares held in the Company (or interests in the Management Partnership), and any other information that might be deemed appropriate by the Company to facilitate the administration of the Plan, this Agreement and the Option. By accepting this grant, the Participant hereby gives explicit consent to the Company (i) to process any such personal data and (ii) to transfer any such personal data outside the country in which the Participant works or is Employed to transferees who will include the Company and its Affiliates, and to other persons who are designated by the Company to administer the Participant’s participation in the Plan.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer and said Participant has hereunto signed this Agreement on his or her own behalf, thereby representing that he or she has carefully read and understands this Agreement and the Plan as of the day and year first written above.

Skype Global S.à r.l.

By:

Title:

[Participant’s name]